News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Strong Earnings

Following its Seventeenth Distribution Increase

Whippany, New Jersey, May 8, 2008 — Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide distributor of propane gas, fuel oil and refined fuels and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for the second quarter ended March 29, 2008. Net income amounted to $94.5 million, or $2.89 per Common Unit, compared to $105.9 million, or $3.24 per Common Unit, in the prior year quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2008 amounted to $111.5 million compared to $123.1 million in the prior year quarter.

The second quarter of 2008 presented a very challenging operating environment for the entire industry, characterized by a continuation of the unprecedented rise in commodity prices which drove continued customer conservation, coupled with warmer than normal temperatures. Average posted prices for propane and heating oil increased 51.6% and 65.0%, respectively, compared to the prior year second quarter. Average temperatures in our service territories for the three months ended March 29, 2008 were 3% warmer than the prior year second quarter, and 5% warmer than normal. However, with continued improvements in operating efficiencies and the Partnership’s flexible cost structure, combined operating and general and administrative expenses for the second quarter of fiscal 2008 were $9.4 million, or 9.0%, lower than the prior year second quarter. The 2007 second quarter results reflected incremental margin opportunities of approximately $8.3 million due to favorable market conditions that affected the supply and pricing structure for propane and fuel oil. These favorable market conditions and resulting incremental margin opportunities were not present during the fiscal 2008 second quarter.

In announcing these results, Chief Executive Officer Mark A. Alexander said, “Record high commodity prices driving conservation, warmer average temperatures and a slowing economy are all factors contributing to an industry-wide drop in volumes. However, the steps taken over the past few years to focus on driving efficiencies within our operating platform now appear even more timely. We are very pleased with this quarter’s results, particularly in such a challenging environment.”

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Retail propane gallons sold in the second quarter of fiscal 2008 decreased 20.5 million gallons, or 12.3%, to 146.3 million gallons compared to 166.8 million gallons in the prior year quarter. Sales of fuel oil and refined fuels decreased 12.6 million gallons, or 28.6%, to 31.4 million gallons during the second quarter of fiscal 2008 compared to 44.0 million gallons in the prior year quarter. Lower volumes in both segments were attributable to ongoing customer conservation, warmer than normal temperatures, as well as, to a lesser extent, the effects of eliminating certain lower margin accounts which occurred throughout much of the prior year.

Revenues of $587.1 million increased $32.0 million, or 5.8%, compared to the prior year second quarter as lower volumes were offset by higher average selling prices associated with higher product costs. Cost of products sold increased $53.5 million, or 16.3%, to $380.8 million in the second quarter of fiscal 2008 compared to $327.3 million in the prior year second quarter, primarily resulting from the unprecedented rise in commodity prices. Cost of products sold in the second quarter of fiscal 2008 included a $2.3 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments (“FAS 133”), compared to a $6.6 million unrealized (non-cash) loss in the prior year quarter; these losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $94.9 million for the second quarter of fiscal 2008 were $9.4 million, or 9.0%, lower than the prior year quarter as a result of continued savings in payroll and benefit related expenses, including variable compensation resulting from lower earnings. In addition, despite a significant rise in diesel costs to operate the Partnership’s fleet, overall vehicle expenditures were relatively flat compared to the prior year second quarter as a result of operating efficiencies and a lower vehicle count. As has been the case since April 2006, there were no borrowings under the Partnership’s working capital facility as seasonal working capital needs continue to be funded from cash on hand, despite the dramatic rise in commodity prices. The Partnership ended the second quarter of fiscal 2008 with more than $100.0 million of cash on hand.

On April 24, 2008, the Partnership announced that its Board of Supervisors declared the seventeenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.7625 to $0.775 per Common Unit for the three months ended March 29, 2008. On an annualized basis, this increased distribution rate equates to $3.10 per Common Unit, an increase of $0.05 per Common Unit, or 10.7%, compared to the second quarter of fiscal 2007. The $0.775 per Common Unit distribution will be paid on May 13, 2008 to Common Unitholders of record as of May 6, 2008.

Mr. Alexander added, “These are challenging times for the industry, but the efficiency and flexibility of our operating platform and our financial strength should continue to help us effectively manage through this difficult environment and to deliver increased value to our Unitholders. With this most recent increase, our annualized distribution rate is $3.10 per Common Unit, a growth rate of nearly 11% year-over-year.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through approximately 300 locations in 30 states.

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This press release contains certain forward-looking statements relating to future business expectations of financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including, but not limited to, the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	Fluctuations in the unit cost of propane, fuel oil and other refined fuels and natural gas, and the impact of price increases on customer conservation;
•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance; and
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them.

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2007 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 29, 2008 and March 31, 2007

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Revenues
Propane	$422,376	$391,236	$729,701	$677,036
Fuel oil and refined fuels	114,312	111,215	192,347	180,085
Natural gas and electricity	38,203	36,455	62,186	59,200
Services	11,096	14,671	25,568	33,130
All other	1,110	1,534	2,404	3,568
	587,097	555,111	1,012,206	953,019
Costs and expenses
Cost of products sold	380,757	327,347	658,472	558,221
Operating	79,697	88,553	159,040	172,228
General and administrative	15,161	15,693	24,364	28,595
Restructuring charges and severance costs	—	1,100	—	1,485
Depreciation and amortization	7,107	7,446	14,166	14,456
	482,722	440,139	856,042	774,985

Income before interest expense and provision for income taxes	104,375	114,972	156,164	178,034
Interest expense, net	9,418	9,322	17,806	18,538

Income before provision for income taxes	94,957	105,650	138,358	159,496
Provision for income taxes - current and deferred	434	378	2,113	1,140
Income from continuing operations	94,523	105,272	136,245	158,356

Discontinued operations:
Gain on disposal of discontinued operations	—	—	43,707	1,002
Income from discontinued operations	—	588	—	1,156

Net income	$94,523	$105,860	$179,952	$160,514

Income from continuing operations per Common Unit - basic	$2.89	$3.22	$4.16	$4.88
Discontinued operations	—	0.02	1.34	0.07
Net income per Common Unit - basic	$2.89	$3.24	$5.50	$4.95
Weighted average number of Common Units outstanding - basic	32,725	32,673	32,716	32,433

Income from continuing operations per Common Unit - diluted	$2.87	$3.20	$4.14	$4.86
Discontinued operations	—	0.02	1.33	0.07
Net income per Common Unit - diluted	$2.87	$3.22	$5.47	$4.93
Weighted average number of Common Units outstanding - diluted	32,959	32,844	32,926	32,585

Supplemental Information:
EBITDA (a)	$111,482	$123,130	$214,037	$194,898
Adjusted EBITDA (a)	$113,817	$129,714	$219,055	$202,470
Retail gallons sold:
Propane	146,252	166,796	258,189	288,560
Refined fuels	31,435	43,997	55,029	72,495
Capital expenditures:
Maintenance	$3,033	$1,889	$5,144	$4,022
Growth	$1,465	$3,158	$5,940	$9,177

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(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Six Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Net income	$94,523	$105,860	$179,952	$160,514
Add:
Provision for income taxes - current and deferred	434	378	2,113	1,140
Interest expense, net	9,418	9,322	17,806	18,538
Depreciation and amortization - continuing operations	7,107	7,446	14,166	14,456
Depreciation and amortization - discontinued operations	—	124	—	250
EBITDA	111,482	123,130	214,037	194,898
Unrealized (non-cash) losses on changes in fair value of derivatives	2,335	6,584	5,018	7,572
Adjusted EBITDA	113,817	129,714	219,055	202,470
Add / (subtract):
Provision for income taxes - current	(190)	(378)	(592)	(1,140)
Interest expense, net	(9,418)	(9,322)	(17,806)	(18,538)
Unrealized (non-cash) losses on changes in fair value of derivatives	(2,335)	(6,584)	(5,018)	(7,572)
Compensation cost recognized under Restricted Unit Plan	753	(137)	686	1,160
Gain on disposal of property, plant and equipment, net	(283)	(1,815)	(1,712)	(2,062)
Gain on disposal of discontinued operations	—	—	(43,707)	(1,002)
Changes in working capital and other assets and liabilities	(52,004)	(24,358)	(142,519)	(92,089)
Net cash provided by operating activities	$50,340	$87,120	$8,387	$81,227

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.